Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference from our firm’s reserve report dated October 16, 2018 related to Sabalo Energy, LLC and our firm’s reserve report dated October 16, 2018 related to Shad Permian, LLC included in this Current Report on Form 8-K of Earthstone Energy, Inc. (the “Company”) in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering. We also hereby consent to the incorporation by reference of our firm’s reserve report dated October 16, 2018 related to Sabalo Energy, LLC and our firm’s reserve report dated October 16, 2018 related to Shad Permian, LLC into the Company’s registration statements on Form S-3 (File No. 333-224334), (File No. 333-213543) and (File No. 333-218277) and on Form S-8 (File No. 333-221248), (File No. 333-210734) and (File No. 333-227720), including any amendments thereto, in accordance with the requirements of the Securities Act of 1933, as amended, in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering.

/s/ William D. Von Gonten, Jr. P. E.
President
W.D. Von Gonten & Co.
Texas Registered Engineering Firm F-1855

Houston, Texas
October 26, 2018